CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE HELVETIA FUND, INC.
(Pursuant to Section 242 of the General
Corporation Law of the State of Delaware)

                      THE HELVETIA FUND, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

                     FIRST:   That the Board of Directors at a regular meeting of the Board held on February 13, 1990 adopted a resolution to amend the Corporation’s Certificate of Incorporation (the “Certificate”) to increase the number of shares of authorized capital stock of the Corporation from 20,000,000 shares of Common Stock, $.001 par value per share, to 50,000,000 shares of Common Stock $.001 par value per share, declared the advisability of approval of such amendment by the Corporation’s stockholders andl directed that such amendment to the Corporation’s Certificate be considered at the next annual meeting of stockholders.

                     SECOND:   That the Board of Directors at a special meeting of the Board held on March 27, 1990 adopted a resolution to amend the Corporation’s Certificate to change the name of the Corporation from The Helvetia Fund, Inc. to The Swiss Helvetia Fund, Inc., declared the advisability of approval of such amendment by the Corporation’s stockholders and directed that such amendment to the Corporation’s Certificate be considered at the next annual meeting of stockholders.

                     THIRD:   That the notice of the next annual meeting was sent to all stockholders pursuant to Section 222 of the General Corporation Law of the State of Delaware, the annual meeting was duly held on May 14, 1990 and the proxy statement of the Corporation requested the stockholders to consider, among other items, pursuant to the foregoing Board resolutions, the adoption of the amendments to the Corporation’s Certificate (i) to increase the number of shares of authorized capital stock of the Corporation from 20,000,000 to 50,000,000 shares of Common Stock, $.001 par value per share, and (ii) to change the name of the Corporation from The Helvetia Fund, Inc. to The Swiss Helvetia Fund, Inc.

                     FOURTH:   That the foregoing amendments were duly adopted by a majority vote of the Corporation’s stockholders entitled to vote thereon at the annual meeting at which a quorum was present in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                     FIFTH:  That the foregoing amendments amend the Certificate as follows:

                     (a)       The heading of the Certificate is amended to read as follows:

CERTIFICATE OF INCORPORATION
OF
THE SWISS HELVETIA FUND, INC.

                      (b)       ARTICLE FIRST of the Certificate is amended to read as follows:

The name of the corporation is The Swiss Helvetia Fund, Inc. (the “Corporation”).

                     (c)       The first paragraph of ARTICLE SIXTH of the Certificate is amended to read as follows:

           ARTICLE SIXTH:  The total authorized capital stock of the Corporation shall be 50,000,000 shares of Common Stock of the par value of $.001 per share.

                     SIXTH:  That except as indicated in paragraph FIFTH of this Certificate of Amendment, the Certificate remains in full force and effect.

                     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Donald M. Wilkinson, Jr., its president, and attested by Paul R. Brenner, its secretary, this 14th day of May, 1990.

THE HELVETIA FUND, INC. By: /s/ Donald M. Wilkinson, Jr. Name: Donald J. Wilkinson, Jr. Title: President

ATTEST:

By:  /s/ Paul R. Brenner
Name:  Paul R. Brenner
Title:  Secretary